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                                  Exhibit 10.14


                              EMPLOYMENT AGREEMENT


                  This Employment Agreement (this "Agreement") is made this 25th day of October, 1996, by and between NHANCEMENT TECHNOLOGIES INC., a Delaware corporation ("Employer"), and JAMES GILLESPIE, a resident of the State of Nevada ("Employee").


                                   WITNESSETH

                  WHEREAS, concurrently herewith, Employer has agreed to purchase all of the outstanding capital stock of Voice Plus, Inc., a California corporation ("VPI"), consisting of ninety-one thousand (91,000) shares of Common Stock, par value $1.00 per share, pursuant to an Agreement and Plan of Merger by and among Employer, VPI Acquisition Corporation ("Merger Sub"), VPI, and Employee (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into VPI and VPI will become a wholly-owned subsidiary of Employer ("VPI Sub");

                  WHEREAS, Employer is unwilling to consummate the transactions contemplated by the Merger Agreement unless this Agreement has been executed by Employee; and

                  WHEREAS, Employee agrees to be employed by Employer for the period and upon and subject to the terms herein provided.

                  THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and agreements contained herein and intending to be legally bound, Employer and Employee agree as follows:

                  1.       TERMS OF EMPLOYMENT

                           a) Term. Employer agrees to employ Employee for a
period commencing on the Effective Date (as defined in the Merger Agreement) and ending on the third anniversary of the Effective Date (the "Term"), and for such additional term as may be agreed to in writing by the Parties hereto.

                           b) Base Salary. Employer will pay Employee a base
salary for his services as Employer's Vice-President Sales and President of VPI Sub during the Term of his employment hereunder at an annual rate of One Hundred Fifty Thousand Dollars ($150,000), payable in equal monthly installments in accordance with Employer's standard practice, subject only to such payroll and withholding deductions as are required by law, and subject to the same annual incremental increase as is applicable to executive management of Employer with responsibilities similar to those of Employee ("Executive Management").
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                           c)       Bonus and Commissions.

                                    i) Commissions. Employer agrees to pay
Employee an annual commission based on a percentage of the combined net revenues of VPI Sub and BioFactors, Inc. (a sister subsidiary of VPI Sub); which percentage for the calendar year 1997 will be two and one-half percent (2 1/2%), and for subsequent years will be a percentage negotiated between Employer and Employee which results in a commission amount of approximately Two Hundred Thousand Dollars ($200,000) per year.

                                    ii) Annual Performance Bonus. During the
Term of this Agreement and any extensions thereof, Employer agrees to pay Employee a performance-based bonus consistent with that paid Executive Management under the bonus plan approved by Employer's Board of Directors.

                           d) Equity Compensation Plans. Employee shall be
offered or allowed to participate in all equity compensation plans provided to Executive Management, which plans shall be reviewed annually to ensure their competitiveness.

                           e) Insurance. Employer agrees to provide Employee
with health, hospitalization, life and disability insurance coverage consistent with coverage provided or offered to Executive Management.

                           f) Car Allowance. Employer agrees that Employee shall
be allowed exclusive use of the Jeep currently owned by VPI and further agrees that Employer shall cause VPI Sub to continue to make insurance payments on such vehicle through the Term hereof or until such vehicle is disposed of by VPI Sub, at which time, Employee shall receive a monthly car allowance in such amount as provided or offered to Executive Management.

                  2. OFFICE AND DUTIES. Employee shall have the dual titles of Vice- President Sales of Employer and President of VPI Sub, and shall have responsibility, subject to the direct supervision of Employer's chief operating officer, and indirect supervision of Employer's chief executive officer and its Board of Directors, for the management of Employer's sales activities, performance of Employer's sales and for the management and performance of VPI Sub. Employee shall perform such other tasks, not inconsistent with his position, as may from time to time be assigned to him by the chief operating officer, the chief executive officer or the Board of Directors of Employer. Employee shall devote all of his business time, labor, skill, undivided attention and best ability to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of Employer and VPI Sub. During the term of his employment, Employee shall not directly or indirectly pursue any other business activity without Employer's prior written consent, with the exception of passive personal investments not in breach of any other term or provision hereof. Employee agrees that he will travel to whatever extent is reasonably necessary in the conduct of Employer's business.


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                           Employer acknowledges that Employee owns and operates
Intermedia Technologies, a Nevada corporation ("Intermedia"), which is engaged in the business of reselling used electronic equipment and electronic data systems including voice messaging systems, and in providing associated maintenance, installation and repair services. Employer agrees that Employee may maintain his ownership and activities in promotion of Intermedia during the term of his employment hereunder; provided, however, that such activities shall not materially detract from or impair Employee's performance of his duties as specified herein. Employer acknowledges and agrees that Intermedia's business as currently conducted, and Employee's interests therein and activities therewith as currently conducted, do not constitute a breach of any noncompetition provision of this Agreement. Employee agrees that, during the term of this Agreement, he will cause Intermedia to seek prior express consent of Employer to any solicitation by Intermedia of a customer of VPI Sub or any other Employer subsidiary or the hiring of any employee of VPI Sub or any other subsidiary of Employer, and any failure to do so shall be a breach of Section 8 hereof.

                  3. REIMBURSEMENT OF EXPENSES. Employee shall be entitled to be reimbursed in accordance with such procedures as Employer has heretofore or may hereafter establish, for reasonable and proper business expenses incurred by him in connection with the performance of his duties hereunder.

                  4. VACATION DURING EMPLOYMENT. Employee shall be entitled to such reasonable vacations as may be allowed by Employer consistent with its customary practice with respect to Executive Management.

                  5. ADDITIONAL BENEFITS. In addition to the benefits set forth in Sections 1, 2, 3 and 4, Employee shall be entitled to receive such fringe benefits as are generally available to Executive Management, but Employer shall not be required to establish or continue any such benefits or to take any action to cause Employee to be eligible for any of such benefits on a basis more favorable than that applicable to Executive Management generally.

                  6. TERMINATION OF EMPLOYMENT.

                           a) Notwithstanding any other provision of this
Agreement, Employee's employment may be terminated:

                                    i) By Employer for "Cause" (defined below),
                  upon forty-five (45) days' notice to Employee setting forth in writing its election to terminate the Agreement and the specific reasons for termination, and if, within such 45 days, Employee was given the right to present his position regarding the termination to Employer's Board of Directors ("Board") and after such hearing a majority of the Board ratified the decision to terminate his employment. For purposes of this Agreement, "Cause" justifying the termination of this Agreement by Employer is defined as: (1) willful dishonesty towards, fraud upon, crime against, misrepresentation, embezzlement, deliberate or attempted injury or bad faith action


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                  with respect to, Employer; (2) willful failure or refusal to perform the services required of him hereby; or (3) Employee's conviction of any felony (whether in connection with Employer's affairs or otherwise).

                                    ii)  By Employer upon Employee receiving
                  benefits under Employer's long-term disability insurance policy.

                                    iii) By either party for any material breach
                  of any of the terms of this Agreement, if such material breach has not been substantially cured within thirty (30) days following written notice of such breach from the party aggrieved to the other specifying the breach relied on for such termination, and failure of such party to cure such breach within such period or, if cure cannot reasonably be effected within such 30-day period, if the party does not commence to cure the breach within such 30-day period and thereafter pursue such cure continuously and with due diligence, until cure has been fully effected. The parties hereby agree that the following shall be deemed to be a material breach of this Agreement and shall constitute an "Acceleration Event" as defined in the Merger Agreement: (1) Employer's failure to cure, within forty-five (45) days after written notice from Employee, any payment default on the Promissory Notes (as defined in Section 1.6 of the Merger Agreement), or (2) Employer's failure to make any payment due hereunder within five business days after receipted notice from Employee of default.

                                    iv) In the event of Employee's death during
                  the term of his employment.

                                    v) By Employee upon sixty (60) days notice
                  to Employer.

                                    vi) By Employer, without Cause, upon sixty
                  (60) days notice to Employee.

                           b) Termination of this Agreement pursuant to
Subsections 6(a)(i), (ii) (iv) or (v), or by expiration of the Term, shall terminate all obligations of the parties hereunder except for the obligations set forth in Sections 7 and 8.

                           c) In the event of termination of this Agreement by
Employee pursuant to Subsection 6(a)(iii) upon material breach hereof by Employer, Employer's obligation to pay 100% of the base salary pursuant to
Section 1(b) hereunder and 50% of the commission payable pursuant to Section 1(c)(i) hereunder shall continue for the duration of the Term; all other obligations of the parties hereunder shall terminate except for the obligations set forth in Sections 7 and 8(b) through (e).

                           d) In the event of termination of this Agreement by
Employer pursuant to Subsection 6(a)(vi), Employer's obligation to pay 100% of the base salary payable pursuant to


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Section 1(b) hereunder and 50% of the commissions payable pursuant to Section
1(c)(i) hereunder shall continue for the duration of the Term and such termination shall constitute an Acceleration Event.

               7.       ASSIGNMENT OF INVENTIONS: WORK PRODUCT.

                           a) Employee further agrees that during his employment
he shall not make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of Employer or any of its subsidiaries including VPI Sub (collectively, the "Subsidiaries") or concerning any of their respective dealings or affairs otherwise than for the benefit of Employer or the Subsidiaries. He further agrees that he shall not, after the termination of his employment, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of Employer or its respective Subsidiary and that immediately upon the termination of his employment he shall deliver all of the foregoing, and all copies thereof, to Employer, at its main office.

                           b) If at any time or times during his employment,
Employee shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called "Developments") that (i) relates to the business of Employer or the Subsidiaries, or any customer of or supplier to Employer or the Subsidiaries, or any of the products or services being developed, manufactured or sold by Employer or the Subsidiaries, or which may be used in relation therewith, (ii) results from tasks assigned him by Employer or the Subsidiaries, or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by Employer or the Subsidiaries, such Developments and the benefits thereof shall immediately become the sole and absolute property of Employer and its assigns, and Employee shall promptly disclose to Employer (or any persons designated by it) each such Development and hereby assigns any rights he may have or acquire in the Developments and benefits and/or rights resulting therefrom to Employer and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to Employer.

                           c) Employee hereby represents and warrants that all
Developments by him during the time he worked or was associated with VPI became assets of, and were owned by VPI; and he hereby assigns any rights he may have or acquire in such Developments and benefits and/or rights resulting therefrom to Employer and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to Employer.




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                           d) Upon disclosure of each Development to Employer,
Employee will, during his employment and at any time thereafter, at the request and cost of Employer, sign, execute, make and do all such deeds, documents, acts and things as Employer and its duly authorized agents may reasonably require:

                                    i) to apply for, obtain and vest in the name
                   of Employer alone (unless Employer otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

                                    ii) to defend any opposition proceedings in
                   respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

                           e) In the event Employer is unable, after reasonable
effort, to secure Employee's signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of any physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Employee.

                  8. NON-COMPETITION; CONFIDENTIALITY.

                           a) No Competition. Employee will not, anywhere in the
world, without the prior written approval of Employer, until the lapse of two
(2) years after his termination pursuant to Sections 1 or 6, engage, directly or indirectly, in a "Competing Business," as defined below, whether as a sole proprietor, partner, corporate officer, employee, director, shareholder, consultant, agent, independent contractor, trustee, or in any other manner by which Employee holds any beneficial interest in a Competing Business, derives any income from any interest in a Competing Business, or provides any service to a Competing Business. "Competing Business" shall mean the design, development, manufacture or marketing of products in any line of business in which any of Employer or the Subsidiaries is, or has in the past been, involved, or is or has planned or considered involvement; provided, however, that Employee's employment by a manufacturer of voice processing or telecommunications equipment not manufactured by the Company or its Subsidiaries, and Employee's activities in connection with his ownership and operation of Intermedia shall be excluded from such definition. The provisions of this paragraph will not, however, restrict Employee from owning less than one percent of the outstanding stock of a publicly-traded corporation engaged in a Competing Business.

                           b) No Solicitation of Customers. Employee will not,
directly or indirectly, until the lapse of two (2) years after his termination pursuant to Sections 1 or 6, without the prior written approval of Employer, call upon, cause to be called upon, solicit or


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assist in the solicitation of, any customer or potential customer of Employer or the Subsidiaries for the purpose of diverting any existing or future business of such customers to a Competing Business.

                           c) No Hiring of Employees. Employee will not,
directly or indirectly, until the lapse of two (2) years after his termination pursuant to Sections 1 or 6, without the prior written approval of Employer, employ, engage, or seek to employ or engage, directly or indirectly, any employee of Employer or the Subsidiaries.

                           d) Confidentiality. Employee will not, without
Employer's prior written approval reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of Employer or the Subsidiaries or of any third party which any of Employer or the Subsidiaries is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals), except as may be required in the ordinary course of performing his duties as an employee of Employer, and he shall keep secret all matters entrusted to him and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to Employer or the Subsidiaries.

                           e) Equitable Remedies. The services to be rendered by
Employee and the information disclosed to Employee prior to and during the term hereof are of a unique and special character, and any breach of Sections 7 or 8 hereof will cause Employer immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify. Therefore, Employer will be entitled to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent a breach and to secure the enforcement of all provisions of Sections 7 and 8 hereof. Injunctive relief may be granted immediately upon the commencement of any such action.

                  9. ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire understanding between the parties with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended, supplemented, or terminated only by a written instrument duly executed by both parties.

                  10. HEADINGS. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

                  11. GENDER; NUMBER. Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.



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                  12. SEVERABILITY. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provisions hereof. This Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.

                  13. NOTICES. All notices, requests, demands, waivers, consents, approvals, or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered personally, sent by receipted delivery by facsimile transmission, telegram or telex, or sent by certified or registered mail or same day or overnight courier service, postage prepaid, return receipt requested, to the following addresses:

                         If to Employer, to:
                                 Nhancement Technologies, Inc.
                                 1746 Cole Boulevard, Suite 265
                                 Golden, CO  80401
                                 Attention: Douglas S. Zorn

                         If to Employee, to:
                                 James Gillespie
                                 198 Country Club Drive
                                 Incline Village, NV 89451

Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

                  14. WAIVER. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of his/its rights hereunder.

                  15. ASSIGNMENT. Employee may not assign any of his rights or delegate any of his obligations hereunder, and such purported assignment or delegation shall be void.

                  16. SUCCESSORS AND ASSIGNS. This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the parties and does not confer any rights on any other persons or entities, except as expressly provided herein.

                  17. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH NEVADA LAW EXCEPT FOR ANY NEVADA CONFLICT-OF-LAW PRINCIPLE THAT MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

                      SUBMISSION TO JURISDICTION; SERVICE; WAIVERS. WITH RESPECT TO ANY CLAIM ARISING OUT OF THIS AGREEMENT, EACH PARTY

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HERETO (A) IRREVOCABLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE
JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE CITY OF RENO AND COUNTY OF WASHOE, NEVADA, AND APPELLATE COURTS THEREFROM, (B) AGREES THAT THE VENUE FOR ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE EXCLUSIVE TO AND LIMITED TO SUCH COURTS, AND (C) IRREVOCABLY WAIVES ANY OBJECTION IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT, IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER IRREVOCABLY WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH CLAIM, SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER IT. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY OF THE AFORESAID COURTS BY THE MAILING OF COPIES OF SUCH PROCESS TO THE OTHER PARTY OR PARTIES HERETO, BY CERTIFIED OR REGISTERED MAIL AT THE ADDRESS SPECIFIED IN PARAGRAPH 13.

                  18. ATTORNEYS' FEES. In the event it becomes necessary for either party hereunder to employ an attorney to enforce or interpret the Agreement, the prevailing party, if any, shall be entitled to recover reasonable attorneys' fees, costs and necessary disbursements from the opposing party.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement on the date first above written.

                                      EMPLOYER:

                                      NHANCEMENT TECHNOLOGIES INC.


                                      By:  /s/ ESMOND T. GOEI
                                          ------------------------------------
                                           Esmond T. Goei, President and CEO



                                      EMPLOYEE:

                                      /s/ JAMES GILLESPIE
                                      ------------------------------------
                                      James Gillespie




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